UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  October 6, 2008


          AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
      (Exact name of registrant as specified in its charter)


     State of Minnesota             000-24003         41-1848181
(State or other jurisdiction    (Commission File    (IRS Employer
     of incorporation)               Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
               (Address of Principal Executive Offices)


                          (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On October 6, 2008, the Partnership purchased a 33% interest in a Best Buy store in Lake Geneva, Wisconsin for $1,991,220 from Ryan Companies US, Inc., an unrelated third party. The property is leased to Best Buy Stores, L.P. under a Lease Agreement with a remaining primary term of 10.3 years. The Lease may be renewed by the tenant for up to four consecutive terms of five years each. The Lease requires an initial annual rent of $144,325 for the 33% interest, which will increase every five years by approximately 3.4%. The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exceptions are the Company is responsible for repairs to the structural components of the building, roof, and parking lot and replacement of HVAC, electrical, plumbing and other similar systems for the building. The remaining interests in the property were purchased by AEI Income & Growth Fund 24 LLC and AEI Income & Growth Fund 27 LLC, affiliates of the Partnership.

       The Partnership purchased the property with cash received from the sale of property. The store was constructed in 2008 and is a 30,376 square foot building situated on approximately 3.8 acres of land. The freestanding retail store is located at 700 North Edwards Boulevard, Lake Geneva, Wisconsin.

       Best Buy Stores, L.P., a wholly owned subsidiary of Best Buy, Inc. ("BBY"), owns the fixed assets, inventory and receivables associated with BBY stores located in the United States. As the parent company of the tenant, BBY does not guarantee the lease and is not responsible for any lease obligations. BBY, headquartered near Minneapolis, sells consumer electronics, home-office products, entertainment software, appliances and related services through more than 1,200 retail stores across the United States, throughout Canada, and in China. For the fiscal year ended March 1, 2008, Best Buy reported a net worth of approximately $4.5 billion, revenue of approximately $40.0 billion and net income of approximately $1.4 billion. Best Buy is a public company whose stock is traded on the New York Stock Exchange under the symbol BBY and files reports with the SEC that are available on-line at the SEC's web site (www.sec.gov).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Partnership as of December 31, 2007, no financial statements are required.

      (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Partnership had acquired the property on January 1, 2007, the Partnership's Investments in Real Estate would have increased by $1,991,220 and its Current Assets (cash) would have decreased by $1,991,220.

          For the year ended December 31, 2007, Income from Continuing Operations would have increased $73,653, representing an increase in rental income of $144,325 and an increase in depreciation expense of $70,672. For the six months ended June 30, 2008, Income from Continuing Operations would have increased $36,827, representing an increase in rental income of $72,163 and an increase in depreciation expense of $35,336.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $574,574 to $648,227 and from $958,474 to $995,301, which would have resulted in Net Income of $39.69 and $61.80 per Limited Partnership Unit outstanding for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively.

      (c) Shell company transactions - Not Applicable.

      (d) Exhibits.

          Exhibit 10.1 - Assignment and Assumption of Purchase and Sale Agreement dated August 7, 2008 between the Partnership, AEI Income & Growth Fund 24 LLC, AEI Income & Growth Fund 27 LLC and AEI Fund Management, Inc. relating to the Property at 700 North Edwards Boulevard, Lake Geneva, Wisconsin.

          Exhibit 10.2 - Assignment and Assumption of Lease dated October 6, 2008 between the Partnership, AEI Income & Growth Fund 24 LLC, AEI Income & Growth Fund 27 LLC and Ryan Companies US, Inc. relating to the Property at 700 North Edwards Boulevard, Lake Geneva, Wisconsin.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND XXII
                              LIMITED PARTNERSHIP

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing General Partner

Date:  October 10, 2008        /s/Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer